EXHIBIT 99.1

November 3, 2010

Board of Managers of Kaiser Ventures LLC

c/o Richard E. Stoddard

Chairman of the Board of Managers and CEO

Kaiser Ventures LLC

3633 East Inland Empire Blvd.

Ontario, California 91764

RE:	RESIGNATION FROM BOARD OF MANAGERS

Gentlemen:

By this letter I am resigning my position as a member of the Board of Managers of Kaiser Ventures LLC and from all committee positions effective as of the end of the Audit Committee report at the Board meeting to be held on November 3, 2010.

As you are aware, I have served on the Board of Kaiser Ventures or its predecessor company since November 1991. My nineteen years of experience with Kaiser have been fulfilling as Kaiser has faced many challenges since emerging from bankruptcy in 1988. I am proud to say that more often than not Kaiser has been successful in overcoming these challenges.

Finally, I want to thank each member of the Board, management and staff for their support and their efforts on behalf of Kaiser Ventures and to express my hope for every success in the future years. I hope we can remain in touch, and I will be following your progress with continuing interest.

Sincerely,

Marshall F. Wallach

address 3575 CHERRY CREEK NORTH DRIVE, SUITE 150, DENVER, COLORADO 80209

phone 303.316.3006     fax 303.316.3008